Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: August 2, 2017

El Paso Electric Announces Second Quarter 2017 Financial Results

Overview

•
For the second quarter of 2017, El Paso Electric Company ("EE" or the "Company") reported net income of $36.1 million, or $0.89 basic and diluted earnings per share. In the second quarter of 2016, EE reported net income of $22.3 million, or $0.55 basic and diluted earnings per share.

•
For the six months ended June 30, 2017, EE reported net income of $32.1 million, or $0.79 basic and diluted earnings per share. Net income for the six months ended June 30, 2016 was $16.5 million, or $0.41 basic and diluted earnings per share.

"During the second quarter of 2017, our region continued to experience solid growth and we set a new native system peak of 1,935 MW on June 22, 2017, which is 2.3%, or 43 MW, higher than the peak we established on July 14, 2016. Additionally, the Texas Community Solar Program began commercial operation, which was celebrated with a successful subscriber open house." said Mary Kipp, President and Chief Executive Officer. "Our improved overall financial results for the second quarter were largely due to the new rates that we began to recognize in August 2016, the resolution of the 2016 Texas fuel reconciliation, continued customer growth, and warmer weather conditions."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting second quarter and first half of 2017 net income relative to second quarter and first half of 2016 net income, respectively, (in thousands except per share data):

	Quarter Ended			Six Months Ended
	Pre-Tax Effect	After-Tax Effect	Basic EPS	Pre-Tax Effect	After-Tax Effect	Basic EPS
June 30, 2016		$22,284	$0.55		$16,476	$0.41
Changes in:
Retail non-fuel base revenues	18,557	12,062	0.30	23,726	15,421	0.38
Palo Verde performance rewards, net	5,005	3,253	0.08	5,005	3,253	0.08
Investment and interest income	3,195	2,477	0.06	4,252	3,289	0.08
Depreciation and amortization	1,357	882	0.02	2,716	1,765	0.04
Allowance for funds used during construction	(2,071)	(1,838)	(0.05)	(4,459)	(3,923)	(0.10)
Administrative and general expense	(2,214)	(1,438)	(0.04)	(1,567)	(1,019)	(0.02)
Taxes other than income taxes	(1,945)	(1,264)	(0.03)	(2,863)	(1,860)	(0.05)
Interest on long-term debt	(109)	(71)	—	(1,877)	(1,220)	(0.03)
Other		(281)	—		(105)	—
June 30, 2017		$36,066	$0.89		$32,077	$0.79
Financial Effect of the Public Utility Commission of Texas ("PUCT") Final Order
On August 25, 2016, the PUCT issued its final order in the Company's rate case in Docket No. 44941 ("PUCT Final Order"). The PUCT Final Order had a significant effect on the Company's three and six months ended June 30, 2017 financial results, the impacts of which are reflected in the table above and discussed below. For financial reporting purposes, the Company deferred any recognition of the Company's request in its 2015 Texas retail rate case until it received the PUCT Final Order in August 2016. Accordingly, it recorded in the third quarter of 2016 the cumulative effect of the PUCT Final Order that related back to January 12, 2016. The impact of the PUCT Final Order recorded in August 2016 relating to the three and six months ended June 30, 2016 would have increased net income by approximately $8.0 million and $12.6 million, respectively.
Second Quarter 2017
Income for the quarter ended June 30, 2017, when compared to the quarter ended June 30, 2016, was positively affected by (presented on a pre-tax basis):

•
Increased retail non-fuel base revenues primarily due to the non-fuel base rate increase approved in the PUCT Final Order. The second quarter of 2016 did not include approximately $11.3 million of retail non-fuel base revenues for the period from April 1, 2016 through June 30, 2016, which revenues were not recognized until the PUCT Final Order was approved in August 2016. Warmer weather and the 1.8% growth in the average number of retail customers served also contributed to the increase in retail non-fuel base revenues in the quarter ended June 30, 2017.

•
Palo Verde performance rewards, associated with the 2013 to 2015 performance periods, net of disallowed fuel and purchased power costs related to the resolution of the Texas fuel reconciliation proceeding designated as PUCT Docket No. 46308 for the period from April 2013 through March 2016, were recorded in June 2017 with no comparable amount in the quarter ended June 30, 2016.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

•
Increased investment and interest income primarily due to higher realized gains on securities sold from the Company’s Palo Verde decommissioning trust in the second quarter of 2017 compared to the second quarter of 2016.

•
Decreased depreciation and amortization primarily due to (i) reductions of approximately $2.9 million resulting from changes in depreciation rates as approved in the PUCT Final Order and in the final order in the Company's 2015 New Mexico retail rate case and (ii) the sale of the Company's interest in Units 4 and 5 of the Four Corners Power Plant. These decreases were partially offset by increases in plant, including Montana Power Station ("MPS") Units 3 and 4, which were placed in service in May and September 2016, respectively.

Income for the quarter ended June 30, 2017, when compared to the quarter ended June 30, 2016, was negatively affected by (presented on a pre-tax basis):

•
Decreased allowance for funds used during construction ("AFUDC") due to (i) lower balances of construction work in progress ("CWIP"), primarily due to MPS Units 3 and 4 being placed in service in May and September 2016, respectively, and (ii) a reduction in the AFUDC rate effective January 2017.

•	Increased administrative and general ("A&G") expenses primarily due to timing of the accrual of employee incentive compensation and an annual merit increase.

•	Increased taxes other than income taxes primarily due to increased revenue related taxes and increased property valuations in Texas as a result of MPS Units 3 and 4 being placed in service in 2016.

First Six Months of 2017
Income for the six months ended June 30, 2017, when compared to the six months ended June 30, 2016, was positively affected by (presented on a pre-tax basis):

•
Increased retail non-fuel base revenues primarily due to the non-fuel base rate increase approved in the PUCT Final Order. The six months ended June 30, 2016 did not include approximately $17.2 million of retail non-fuel base revenues for the period from January 12, 2016 through June 30, 2016, which revenues were not recognized until the PUCT Final Order was approved in August 2016. The 1.7% growth in the average number of retail customers served also contributed to the increase in retail non-fuel base revenues.

•
Increased investment and interest income primarily due to higher realized gains on securities sold from the Company’s Palo Verde decommissioning trust during the six months ended June 30, 2017 compared to the six months ended June 30, 2016.

•
Palo Verde performance rewards, associated with the 2013 to 2015 performance periods, net of disallowed fuel and purchased power costs related to the resolution of the Texas fuel reconciliation proceeding designated as PUCT Docket No. 46308 for the period from April 2013 through March 2016, were recorded in June 2017 with no comparable amount during the six months ended June 30, 2016.

•
Decreased depreciation and amortization primarily due to (i) reductions of approximately $5.8 million resulting from changes in depreciation rates as approved in the PUCT Final Order and in the final order in the Company's 2015 New Mexico retail rate case and (ii) the sale of the Company's interest in Units 4 and 5 of the Four Corners Power Plant. These decreases were partially offset by increases in plant, including MPS Units 3 and 4, which were placed in service in 2016.

Income for the six months ended June 30, 2017, when compared to the six months ended June 30, 2016, was negatively affected by (presented on a pre-tax basis):

•	Decreased AFUDC due to (i) lower balances of CWIP, primarily due to MPS Units 3 and 4 being placed in service in 2016 and (ii) a reduction in the AFUDC rate effective January 2017.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

•
Increased taxes other than income taxes primarily due to increased revenue related taxes and increased property valuations in Texas as a result of MPS Units 3 and 4 being placed in service in 2016. These increases were partially offset by decreased property taxes in New Mexico due to decreased property valuations.

•	Increased interest on long-term debt primarily due to the $150 million principal amount of senior notes issued in March 2016.

•	Increased A&G expenses primarily due to timing of the accrual of employee incentive compensation and an annual merit increase.

Retail Non-fuel Base Revenues

Excluding the $11.3 million PUCT Final Order impact, for the second quarter of 2017, retail non-fuel base revenues increased $7.3 million pre-tax, or 4.5%, compared to the second quarter of 2016.  This increase primarily includes (i) a $4.3 million increase in revenues from residential customers due to a 6.7% increase in kWh sales which were driven by warmer weather and a 1.6% increase in the average number of residential customers, (ii) a $1.2 million increase in revenues from sales to public authorities due to a 4.5% increase in kWh sales which were driven by warmer weather, and (iii) a $1.1 million increase in revenues from small commercial and industrial customers due to a 2.2% increase in kWh sales which were driven by a 2.5% increase in the average number of small commercial and industrial customers. Cooling degree days increased 14.8% in the quarter ended June 30, 2017, when compared to the quarter ended June 30, 2016. Cooling degree days for the second quarter ended June 30, 2017 were 4.5% above the 10-year average. The Company experienced an overall 1.8% increase in the average number of customers served. Non-fuel base revenues and kWh sales for the quarter ended June 30, 2017 are provided by customer class on page 12 of this news release.

Excluding the $17.2 million PUCT Final Order impact, for the six months ended June 30, 2017, retail non-fuel base revenues increased $6.5 million pre-tax, or 2.4%, compared to the six months ended June 30, 2016. This increase primarily includes (i) a $3.5 million increase in revenues from residential customers due to a 1.7% increase in kWh sales which were driven by a 1.5% increase in the average number of residential customers served and (ii) a $2.1 million increase in revenues from small commercial and industrial customers due to a 1.2% increase in kWh sales which were driven by a 3.2% increase in the average number of small commercial and industrial customers served. The Company experienced an overall 1.7% increase in the average number of customers served. Weather had minimal impact in the six months ended June 30, 2017, when compared to the six months ended June 30, 2016 due to milder weather in the first quarter of 2017 offsetting warmer weather in the second quarter of 2017. Non-fuel base revenues and kWh sales for the six months ended June 20, 2017 are provided by customer class on page 14 of this news release.

The second quarter of 2017 and the first half of 2017 included approximately $0.9 million and $1.7 million, respectively, of base revenues associated with the Four Corners surcharge which was established in the PUCT Final Order. This surcharge represents $3.7 million of annualized base revenue and in accordance with the PUCT Final Order, was discontinued in July 2017.

Rate Cases
2017 Texas Retail Rate Case Filing
On February 13, 2017, the Company filed with the City of El Paso, other municipalities incorporated in the Company's Texas service territory and the PUCT in Docket No. 46831, a request for an increase in non-fuel base revenues of approximately $42.5 million. On July 21, 2017, the Company filed its rebuttal testimony modifying the requested increase to $39.2 million. The decrease from the original request related primarily to the transfer of the recovery of $3.0 million of the rate case expenses to a separate proceeding. Hearings on the merits of this rate case are scheduled to begin on August 21, 2017. The Company requested, pursuant to its statutory right, to

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

have its new rates relate back for consumption on and after July 18, 2017, which is the 155th day after the filing of the rate case. The difference in rates that would have been billed will be surcharged or refunded to customers after the PUCT's final order in Docket No. 46831. The PUCT has the authority to require the Company to surcharge or refund such difference over a period not to exceed 18 months. The Company cannot predict the outcome or the timing of the rate case at this time.
Texas Fuel Reconciliation Proceeding

On June 29, 2017, the PUCT approved a settlement in the Texas fuel reconciliation proceeding designated as PUCT Docket No. 46308. The settlement provides for the reconciliation of $436.6 million of fuel and purchased power costs incurred from April 1, 2013 through March 31, 2016. The financial results for the quarter ended June 30, 2017 include a $5.0 million, pre-tax increase to income reflecting the settlement of the Texas fuel reconciliation proceeding. This amount includes Palo Verde performance rewards associated with the 2013 to 2015 performance periods net of disallowed fuel and purchased power costs as approved in the settlement.

Quarterly Cash Dividend
On May 25, 2017, our Board of Directors approved an increase to the quarterly cash dividend to $0.335 per share of common stock from our previous quarterly rate of $0.31 per share. This represents an increase in the annualized cash dividend from $1.24 to $1.34 per share. The dividend increase commenced with the June 30, 2017 dividend payment. On July 27, 2017, our Board of Directors declared a quarterly cash dividend of $0.335 per share payable on September 29, 2017 to shareholders of record as of the close of business on September 15, 2017.
Capital and Liquidity
In March 2016, we issued $150 million in aggregate principal amount of 5.00% Senior Notes due December 1, 2044 to repay outstanding short-term borrowings on our Revolving Credit Facility ("RCF") used for working capital and general corporate purposes, which may include funding capital expenditures. We continue to maintain a strong capital structure in which common stock equity represented 42.7% of our capitalization (common stock equity, long-term debt, current maturities of long-term debt and short-term borrowings under the RCF) as of June 30, 2017. At June 30, 2017, we had a balance of $11.3 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations and available borrowings under our RCF to meet all of our anticipated cash requirements for the next twelve months including the maturity of $50.0 million aggregate principal amount of our Series B 4.47% Senior Notes (maturing on August 15, 2017) and $33.3 million aggregate principal amount of 2012 Series A 1.875% Pollution Control Bonds which are subject to mandatory tender for purchase on September 1, 2017.
Cash flows from operations for the six months ended June 30, 2017 were $68.0 million, compared to $40.7 million for the six months ended June 30, 2016. The primary factors contributing to the increase in cash flows from operations were (i) the increase in net income and deferred income taxes and (ii) changes in accounts payable and accounts receivable. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the six months ended June 30, 2017, we had fuel over-recoveries of $2.7 million compared to under-recoveries of fuel costs of $2.0 million during the six months ended June 30, 2016. At June 30, 2017, we had a net fuel under-recovery balance of $8.2 million, including an under-recovery of $8.5 million in Texas offset by an over-recovery of $0.3 million in New Mexico. Contributing to the under-recovery balance in Texas is the recognition of $5.0 million resulting from the settlement of the Texas fuel reconciliation in the second quarter of 2017. On November 30, 2016, we filed a request to increase our Texas fixed fuel factor by approximately 28.8% to reflect increased fuel expenses primarily related to an increase in the price of natural gas used to generate power. The increase in our Texas fixed fuel factor was effective on an interim basis on January 1, 2017 and was approved by the PUCT on January 10, 2017.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

During the six months ended June 30, 2017, our primary capital requirements were for the construction and purchase of our electric utility plant, payments of common stock dividends and purchases of nuclear fuel. Capital requirements for new electric utility plant were $108.1 million for the six months ended June 30, 2017 and $102.8 million for the six months ended June 30, 2016. Capital expenditures for 2017 are expected to be approximately $215.0 million. Capital requirements for purchases of nuclear fuel were $20.6 million for the six months ended June 30, 2017, and $20.5 million for the six months ended June 30, 2016.
On June 30, 2017, we paid a quarterly cash dividend of $0.335 per share, or $13.6 million, to shareholders of record as of the close of business on June 16, 2017. We paid a total of $26.2 million in cash dividends during the six months ended June 30, 2017. At the current dividend rate, we expect to pay cash dividends of approximately $53.4 million during 2017.
No shares of common stock were repurchased during the six months ended June 30, 2017. As of June 30, 2017, a total of 393,816 shares remain available for repurchase under our currently authorized stock repurchase program. We may in the future make purchases of our common stock in open market transactions at prevailing prices and may engage in private transactions where appropriate.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust ("RGRT"). The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in our financial statements. On January 9, 2017, we exercised the option to extend the maturity of the RCF by one year to January 14, 2020 and to increase the size of the facility by $50 million to $350 million. We still have the option to extend the facility by one additional year to January 2021 and to increase the RCF by up to $50 million (up to a total of $400 million) upon the satisfaction of certain conditions, more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. The total amount borrowed for nuclear fuel by the RGRT, excluding debt issuance costs, was $133.9 million at June 30, 2017, of which $38.9 million had been borrowed under the RCF, and $95.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel, excluding debt issuance costs, were $129.6 million as of June 30, 2016, of which $34.6 million had been borrowed under the RCF and $95.0 million was borrowed through the issuance of senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At June 30, 2017, $140.0 million was outstanding under the RCF for working capital and general corporate purposes, which may include funding capital expenditures. At June 30, 2016, $67.0 million was outstanding under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the RCF at June 30, 2017 were $178.9 million with an additional $171.1 million available to borrow, after giving consideration to the January 2017 $50 million increase.
We received approval from the New Mexico Public Regulation Commission ("NMPRC") on October 7, 2015, and from the Federal Energy Regulatory Commission ("FERC") on October 19, 2015, to issue up to $310 million in long-term debt and to guarantee the issuance of up to $65 million of debt by the RGRT to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations. We also requested approval from the FERC to continue to utilize our existing RCF without change from the FERC’s previously approved authorization. The FERC authorization is effective from November 15, 2015 through November 15, 2017. The approvals granted in these cases supersede prior approvals. Under this authorization, on March 24, 2016, we issued $150 million in aggregate principal amount of 5.00% Senior Notes due December 1, 2044. These senior notes constitute an additional issuance of our 5.00% Senior Notes due 2044, of which $150 million was previously issued on December 1, 2014, for a total principal amount outstanding of $300 million.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

2017 Earnings Guidance
On February 13, 2017, the Company filed a rate case in Texas as discussed above. The outcome of this case could have a significant impact on the Company's results of operations in 2017. Since we cannot predict the outcome of this rate case at this time, the Company is not currently providing earnings guidance.
Conference Call
A conference call to discuss our financial results for the second quarter of 2017 is scheduled for 10:30 A.M. Eastern Time, on August 2, 2017. The dial-in number is 888-471-3831 with a conference ID number of 1899332. The international dial-in number is 719-325-2359. The conference leader will be Lisa Budtke, Director-Treasury Services and Investor Relations. A replay will run through August 16, 2017 with a dial-in number of 888-203-1112 and a conference ID number of 1899332. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the U.S. Securities and Exchange Commission ("SEC"), and include, but is not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (v) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vi) unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities and the recovery of proceeds from insurance policies providing coverage for such costs; (vii) the size of our construction program and our ability to complete construction on budget and on time; (viii) potential delays in our construction schedule due to legal challenges or other reasons; (ix) costs at Palo Verde; (x) deregulation and competition in the electric utility industry; (xi) possible increased costs of compliance with environmental or other laws, regulations and policies; (xii) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xiii) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xiv) possible physical or cyber attacks, intrusions or other catastrophic events; and (xv) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Media Contacts	Investor Relations
Eddie Gutierrez	Lisa Budtke
915.543.5763	915.543.5947
eduardo.gutierrez@epelectric.com	lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended June 30, 2017 and 2016
(In thousands except for per share data)
(Unaudited)

	2017	2016	Variance

Operating revenues	$251,843	$217,865	$33,978
Energy expenses:
Fuel	49,173	43,143	6,030
Purchased and interchanged power	16,721	13,610	3,111
	65,894	56,753	9,141
Operating revenues net of energy expenses	185,949	161,112	24,837
Other operating expenses:
Other operations	59,835	56,817	3,018
Maintenance	20,415	20,426	(11)
Depreciation and amortization	22,495	23,852	(1,357)
Taxes other than income taxes	17,265	15,320	1,945
	120,010	116,415	3,595
Operating income	65,939	44,697	21,242
Other income (deductions):
Allowance for equity funds used during construction	726	2,133	(1,407)
Investment and interest income, net	6,786	3,591	3,195
Miscellaneous non-operating income	39	145	(106)
Miscellaneous non-operating deductions	(530)	(890)	360
	7,021	4,979	2,042
Interest charges (credits):
Interest on long-term debt and revolving credit facility	18,407	18,298	109
Other interest	762	272	490
Capitalized interest	(1,344)	(1,253)	(91)
Allowance for borrowed funds used during construction	(711)	(1,375)	664
	17,114	15,942	1,172
Income before income taxes	55,846	33,734	22,112
Income tax expense	19,780	11,450	8,330
Net income	$36,066	$22,284	$13,782

Basic earnings per share	$0.89	$0.55	$0.34

Diluted earnings per share	$0.89	$0.55	$0.34

Dividends declared per share of common stock	$0.335	$0.310	$0.025
Weighted average number of shares outstanding	40,409	40,345	64
Weighted average number of shares and dilutive
potential shares outstanding	40,526	40,399	127

El Paso Electric Company
Statements of Operations
Six Months Ended June 30, 2017 and 2016
(In thousands except for per share data)
(Unaudited)

	2017	2016	Variance

Operating revenues	$423,178	$375,674	$47,504
Energy expenses
Fuel	85,779	77,462	8,317
Purchased and interchanged power	30,394	23,256	7,138
	116,173	100,718	15,455
Operating revenues net of energy expenses	307,005	274,956	32,049
Other operating expenses:
Other operations	115,958	115,204	754
Maintenance	41,405	37,941	3,464
Depreciation and amortization	44,429	47,145	(2,716)
Taxes other than income taxes	32,995	30,132	2,863
	234,787	230,422	4,365
Operating income	72,218	44,534	27,684
Other income (deductions):
Allowance for equity funds used during construction	1,541	4,469	(2,928)
Investment and interest income, net	10,772	6,520	4,252
Miscellaneous non-operating income	124	801	(677)
Miscellaneous non-operating deductions	(1,270)	(1,356)	86
	11,167	10,434	733
Interest charges (credits):
Interest on long-term debt and revolving credit facility	36,774	34,897	1,877
Other interest	1,182	834	348
Capitalized interest	(2,638)	(2,495)	(143)
Allowance for borrowed funds used during construction	(1,502)	(3,033)	1,531
	33,816	30,203	3,613
Income before income taxes	49,569	24,765	24,804
Income tax expense	17,492	8,289	9,203
Net income	$32,077	$16,476	$15,601

Basic earnings per share	$0.79	$0.41	$0.38

Diluted earnings per share	$0.79	$0.41	$0.38

Dividends declared per share of common stock	$0.645	$0.605	$0.040
Weighted average number of shares outstanding	40,398	40,335	63
Weighted average number of shares and dilutive
potential shares outstanding	40,499	40,381	118

El Paso Electric Company
Cash Flow Summary
Six Months Ended June 30, 2017 and 2016
(In thousands and Unaudited)

	2017	2016
Cash flows from operating activities:
Net income	$32,077	$16,476
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	44,429	47,145
Amortization of nuclear fuel	21,100	21,957
Deferred income taxes, net	15,339	6,695
Net gains on sale of decommissioning trust funds	(7,357)	(3,498)
Other	7,809	4,422
Change in:
Accounts receivable	(32,684)	(39,117)
Net under/over-collection of fuel revenues	2,667	(1,990)
Accounts payable	(1,262)	(9,345)
Other	(14,127)	(2,052)
Net cash provided by operating activities	67,991	40,693

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(108,113)	(102,785)
Cash additions to nuclear fuel	(20,647)	(20,478)
Decommissioning trust funds	(3,429)	(4,225)
Other	(3,343)	(2,161)
Net cash used for investing activities	(135,532)	(129,649)

Cash flows from financing activities:
Dividends paid	(26,157)	(24,474)
Borrowings (repayments) under the revolving credit facility, net	97,310	(40,124)
Proceeds from issuance of senior notes	—	157,052
Other	(757)	(2,040)
Net cash provided by financing activities	70,396	90,414

Net increase in cash and cash equivalents	2,855	1,458

Cash and cash equivalents at beginning of period	8,420	8,149

Cash and cash equivalents at end of period	$11,275	$9,607

El Paso Electric Company
Quarter Ended June 30, 2017 and 2016
Sales and Revenues Statistics

				Increase (Decrease)
		2017	2016	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	724,656	679,035	45,621	6.7%
	Commercial and industrial, small	647,377	633,714	13,663	2.2%
	Commercial and industrial, large	276,391	270,908	5,483	2.0%
	Sales to public authorities	423,374	405,277	18,097	4.5%
	Total retail sales	2,071,798	1,988,934	82,864	4.2%
	Wholesale:
	Sales for resale	21,718	20,668	1,050	5.1%
	Off-system sales	374,861	450,801	(75,940)	(16.8)%
	Total wholesale sales	396,579	471,469	(74,890)	(15.9)%
	Total kWh sales	2,468,377	2,460,403	7,974	0.3%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$75,027	$62,679	$12,348	19.7%
	Commercial and industrial, small	57,090	54,707	2,383	4.4%
	Commercial and industrial, large	10,443	9,489	954	10.1%
	Sales to public authorities	27,544	24,672	2,872	11.6%
	Total retail non-fuel base revenues (a)	170,104	151,547	18,557	12.2%
	Wholesale:
	Sales for resale	859	826	33	4.0%
	Total non-fuel base revenues	170,963	152,373	18,590	12.2%

	Fuel revenues:
	Recovered from customers during the period	57,148	26,219	30,929	—
	Under collection of fuel (b)	5,822	6,096	(274)	(4.5)%
	New Mexico fuel in base rates (c)	—	16,602	(16,602)	—
	Total fuel revenues (d)	62,970	48,917	14,053	28.7%

	Off-system sales:
	Fuel cost	8,833	8,398	435	5.2%
	Shared margins	1,089	852	237	27.8%
	Retained margins	403	213	190	89.2%
	Total off-system sales	10,325	9,463	862	9.1%
	Other (e)	7,585	7,112	473	6.7%
	Total operating revenues	$251,843	$217,865	$33,978	15.6%

(a)	2016 excludes $11.3 million of relate back revenues in Texas from April 2016 through June 2016 which were recorded in August 2016.
(b)	2017 includes $5.0 million related to the Palo Verde performance rewards, net.
(c)
Historically, fuel and purchased power costs in the New Mexico jurisdiction were recorded through base rates and a Fuel and Purchased Power Cost Adjustment Clause (the "FPPCAC") that accounts for the changes in the costs of fuel relative to the amount included in base rates. Effective July 1, 2016, with the implementation of the NMPRC Final Order, these costs are no longer recovered through base rates but are recovered through the FPPCAC.

(d)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $2.2 million and $1.9 million in 2017 and 2016, respectively.
(e)	Represents revenues with no related kWh sales.

El Paso Electric Company
Quarter Ended June 30, 2017 and 2016
Other Statistical Data

			Increase (Decrease)
	2017	2016	Amount	Percentage

Average number of retail customers: (a)
Residential	367,686	361,812	5,874	1.6%
Commercial and industrial, small	41,860	40,832	1,028	2.5%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	5,622	5,274	348	6.6%
Total	415,216	407,967	7,249	1.8%

Number of retail customers (end of period): (a)
Residential	368,328	362,417	5,911	1.6%
Commercial and industrial, small	41,653	40,901	752	1.8%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	5,603	5,251	352	6.7%
Total	415,632	408,618	7,014	1.7%

Weather statistics: (b)			10-Yr Average
Cooling degree days	1,108	965	1,060
Heating degree days	45	75	68

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2017	2016	Amount	Percentage

Palo Verde	1,151,530	1,165,459	(13,929)	(1.2)%
Four Corners (c)	—	82,143	(82,143)	—
Gas plants	1,055,911	1,032,440	23,471	2.3%
Total generation	2,207,441	2,280,042	(72,601)	(3.2)%
Purchased power:
Photovoltaic	91,921	88,765	3,156	3.6%
Other	307,904	239,329	68,575	28.7%
Total purchased power	399,825	328,094	71,731	21.9%
Total available energy	2,607,266	2,608,136	(870)	—
Line losses and Company use	138,889	147,733	(8,844)	(6.0)%
Total kWh sold	2,468,377	2,460,403	7,974	0.3%

	Palo Verde capacity factor	84.8%	85.8%	(1.0)%

	Palo Verde O&M expenses (d)	$25,931	$24,048	$1,883

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	The Company sold its interest in Four Corners on July 6, 2016.

(d)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Six Months Ended June 30, 2017 and 2016
Sales and Revenues Statistics

				Increase (Decrease)
		2017	2016	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	1,269,784	1,248,120	21,664	1.7%
	Commercial and industrial, small	1,147,967	1,133,940	14,027	1.2%
	Commercial and industrial, large	529,389	515,834	13,555	2.6%
	Sales to public authorities	758,937	751,512	7,425	1.0%
	Total retail sales	3,706,077	3,649,406	56,671	1.6%
	Wholesale:
	Sales for resale	32,639	32,509	130	0.4%
	Off-system sales	971,623	1,029,474	(57,851)	(5.6)%
	Total wholesale sales	1,004,262	1,061,983	(57,721)	(5.4)%
	Total kWh sales	4,710,339	4,711,389	(1,050)	—
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$126,337	$110,422	$15,915	14.4%
	Commercial and industrial, small	90,875	86,847	4,028	4.6%
	Commercial and industrial, large	18,343	17,582	761	4.3%
	Sales to public authorities	45,094	42,072	3,022	7.2%
	Total retail non-fuel base revenues (a)	280,649	256,923	23,726	9.2%
	Wholesale:
	Sales for resale	1,322	1,195	127	10.6%
	Total non-fuel base revenues	281,971	258,118	23,853	9.2%

	Fuel revenues:
	Recovered from customers during the period	104,768	48,753	56,015	—
	Under (over) collection of fuel (b) (c)	(2,708)	1,993	(4,701)	—
	New Mexico fuel in base rates (d)	—	32,828	(32,828)	—
	Total fuel revenues (e)	102,060	83,574	18,486	22.1%

	Off-system sales:
	Fuel cost	20,361	16,890	3,471	20.6%
	Shared margins	3,302	3,407	(105)	(3.1)%
	Retained margins	862	573	289	50.4%
	Total off-system sales	24,525	20,870	3,655	17.5%
	Other (f)	14,622	13,112	1,510	11.5%
	Total operating revenues	$423,178	$375,674	$47,504	12.6%

(a)	2016 excludes $17.2 million of relate back revenues in Texas from January 12, 2016 through June 30, 2016 which were recorded in August 2016.
(b)
Includes the portion of DOE refunds related to spent fuel storage of $1.4 million and $1.6 million in 2017 and 2016, respectively, that were credited to customers through the applicable fuel adjustment clauses.

(c)	2017 includes $5.0 million related to the Palo Verde performance rewards, net.
(d)
Historically, fuel and purchased power costs were recorded through base rates and a Fuel and Purchased Power Cost Adjustment Clause (the "FPPCAC") that accounts for the changes in the costs of fuel relative to the amount included in base rates. Effective July 1, 2016, with the implementation of the NMPRC Final Order, these costs are no longer recovered through base rates but are recovered through the FPPCAC.

(e)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $5.0 million and $4.0 million in 2017 and 2016, respectively.
(f)	Represents revenue with no related kWh sales.

El Paso Electric Company
Six Months Ended June 30, 2017 and 2016
Other Statistical Data

			Increase (Decrease)
	2017	2016	Amount	Percentage

Average number of retail customers: (a)
Residential	366,497	360,929	5,568	1.5%
Commercial and industrial, small	41,968	40,684	1,284	3.2%
Commercial and industrial, large	49	49	—	—
Sales to public authorities	5,528	5,324	204	3.8%
Total	414,042	406,986	7,056	1.7%

Number of retail customers (end of period): (a)
Residential	368,328	362,417	5,911	1.6%
Commercial and industrial, small	41,653	40,901	752	1.8%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	5,603	5,251	352	6.7%
Total	415,632	408,618	7,014	1.7%

Weather statistics: (b)			10-Year Average
Cooling degree days	1,180	988	1,093
Heating degree days	855	1,129	1,203

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2017	2016	Amount	Percentage

Palo Verde	2,515,057	2,545,956	(30,899)	(1.2)%
Four Corners (c)	—	163,149	(163,149)	—
Gas plants	1,626,736	1,669,870	(43,134)	(2.6)%
Total generation	4,141,793	4,378,975	(237,182)	(5.4)%
Purchased power:
Photovoltaic	156,656	156,529	127	0.1%
Other	671,279	444,486	226,793	51.0%
Total purchased power	827,935	601,015	226,920	37.8%
Total available energy	4,969,728	4,979,990	(10,262)	(0.2)%
Line losses and Company use	259,389	268,601	(9,212)	(3.4)%
Total kWh sold	4,710,339	4,711,389	(1,050)	—

	Palo Verde capacity factor	93.1%	93.7%	(0.6)%

	Palo Verde O&M expenses (d)	$47,539	$46,391	$1,148

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	The Company sold its interest in Four Corners on July 6, 2016.

(d)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Financial Statistics
At June 30, 2017 and 2016
(In thousands, except number of shares, book value per common share, and ratios)

Balance Sheet	2017	2016

Cash and cash equivalents	$11,275	$9,607

Common stock equity	$1,085,826	$1,010,940
Long-term debt	1,195,748	1,278,301
Total capitalization	$2,281,574	$2,289,241

Current maturities of long-term debt	$83,268	$—

Short-term borrowings under the revolving credit facility	$178,884	$101,614

Number of shares - end of period	40,596,665	40,520,871

Book value per common share	$26.75	$24.95

Common equity ratio (a)	42.7%	42.3%
Debt ratio	57.3%	57.7%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.